UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  December 10, 2013

STRATEX OIL & GAS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Colorado	333-164856	94-3364776
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Echo Lake Road, Watertown, CT	06795
(Address of principal executive offices)	(Zip Code)

860-417-2465
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

As previously reported by Stratex Oil & Gas Holdings, Inc. (the “Company”) in its Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 18, 2013, the Company entered into a certain consulting agreement dated as of October 15, 2013 (the “Agreement”) with Alan Gaines.  Pursuant to the Agreement, we granted to Mr. Gaines (i) five (5) shares of the Company’s Series A Preferred Stock and (ii) a stock option to acquire up to eight percent (8%) of the Company’s fully diluted shares of common stock (measured at the time of the exercise of the option).

Given the present uncertainty surrounding the number of shares that Mr. Gaines may ultimately acquire should he elect to exercise his stock option, both the Company and Mr. Gaines have agreed to cancel the prior stock option and to issue a new stock option to Mr. Gaines, exercisable for up to 7,500,000 shares at $0.15 per share.  The new option is immediately exercisable with respect to 4,500,000 shares and will vest with respect to the remaining 3,000,000 shares on either (a) the date on which Mr. Gaines shall become a director of the Company or (b) December 31, 2014, in the event the Company has not procured D&O liability insurance in excess of $5 million by such date.  Mr. Gaines has also relinquished any and all interest in and to the five (5) shares of Preferred Stock that were granted to him and such shares of Preferred Stock have been cancelled.

Item 8.01   Other Information

On December 10, 2013, the Company issued warrants, exercisable for up to 6,100,000 shares of our common stock, to three consultants for services rendered to the Company.  The warrants may be exercised over a five year period at an exercise price of $0.15 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEX OIL & GAS HOLDINGS, INC.

Date: December 20, 2013	By:	/s/ Stephen Funk
Name: Stephen Funk
Title: Chief Executive Officer and Chief Financial Officer